GREENLIGHT RE ANNOUNCES
SECOND QUARTER 2017 FINANCIAL RESULTS

Appoints Hope Taitz to its Board of Directors

GRAND CAYMAN, Cayman Islands - July 31, 2017 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the second quarter ended June 30, 2017. Greenlight Re reported a net loss of $35.5 million for the second quarter of 2017, compared to a net loss of $63.0 million for the same period in 2016. The net loss per share for the second quarter of 2017 was $0.96, compared to $1.69 for the same period in 2016.

Fully diluted adjusted book value per share was $22.64 as of June 30, 2017, a 6.8% increase from $21.20 per share as of June 30, 2016.

“We are pleased with our underwriting results thus far in 2017 as reflected in our combined ratio of 98.5% for the first half of the year,” said Simon Burton, Chief Executive Officer of Greenlight Re. “We continue to develop and evolve our underwriting strategy as we move forward in a very competitive underwriting environment.”

Financial and operating highlights for Greenlight Re for the second quarter and six months ended June 30, 2017 include:

•
Gross written premiums of $174.9 million, an increase from $92.2 million in the second quarter of 2016. Net earned premiums were $160.3 million, an increase from $125.6 million reported in the prior-year period.

•	Underwriting income of $4.8 million, compared to an underwriting loss of $24.5 million in the second quarter of 2016.

•
A composite ratio for the six months ended June 30, 2017 of 95.9%, compared to 104.8% for the prior-year period. The combined ratio for the six months ended June 30, 2017 was 98.5%, compared to 107.8% for the prior-year period.

•
Net investment loss of $27.5 million for the six months ended June 30, 2017, representing a loss of 2.5%, compared to a net investment loss of $9.6 million during the comparable period in 2016 when Greenlight Re reported a 1.0% loss.

•
During the second quarter and in July 2017, Greenlight Re repurchased 136,312 Class A ordinary shares at an average price of $20.66 per share. Greenlight Re can repurchase up to an additional 1,863,688 Class A ordinary shares in the open market under its current share repurchase plan which expires on June 30, 2018.

“The investing environment was challenging for our value oriented strategy,” stated David Einhorn, Chairman of the Board of Directors. “We believe that there is a great deal of latent intrinsic value in our current portfolio.”

Hope Taitz Appointed to Board of Directors

Additionally, Greenlight Re announced today that Hope Schefler Taitz has been appointed to the Board of Directors as an independent director, effective July 25, 2017. The appointment increases the Board size from eight directors to nine. Ms. Taitz will serve as a member of Greenlight Re’s Nomination and Governance Committee, and brings to the Board an extensive financial background leading teams and making investments in a wide range of industries. She has broad experience in both public and private companies, along with in-depth experience in technology, digital and social media and engaging with the millennial generation.

Ms. Taitz is currently the CEO of ELY Capital. Previously, she served as Managing Partner of Catalyst Partners, a long-short hedge fund. Prior to Catalyst Partners, Ms. Taitz was portfolio manager at Crystal Asset Management, where she managed a $1 billion high-yield portfolio. Ms. Taitz has also previously held positions at The Argosy Group (now part of CIBC) and Drexel Burnham Lambert. She currently sits on the boards of Athene Holding Ltd., MidCap FinCo and Summit Hotel Properties, Inc. She received her B.A. in economics with honors and a concentration in marketing from the University of Pennsylvania.

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the second quarter ended June 30, 2017 on Tuesday, August 1, 2017 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Second Quarter 2017 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. Second Quarter 2017 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-888-336-7152
International            1-412-902-4178

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10110508

The conference call can also be accessed via webcast at:

http://services.choruscall.com/links/glre170801.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on August 1, 2017 until 9:00 a.m. Eastern time on August 8, 2017.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10110508. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky .

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Regulation G
Fully diluted adjusted book value per share is considered a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options and RSUs as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance because it provides management and investors a yardstick by which to monitor the shareholder value generated. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the property and casualty reinsurance industry.

Net underwriting income (loss) is considered a non-GAAP financial measure because it excludes items used in the calculation of net income before taxes under U.S. GAAP. The measure includes underwriting expenses which are directly related to underwriting activities as well as an allocation of other general and administrative expenses. Net underwriting income (loss) is calculated as net premiums earned, less net loss and loss adjustment expenses incurred, less, acquisition costs and less underwriting expenses. The measure excludes, on a recurring basis: (1) net investment income; (2) any foreign exchange gains or losses; (3) corporate general and administrative expenses; (4) other income (expense) not related to underwriting, and (5) income taxes and income attributable to non-controlling interest. We exclude net investment income and foreign exchange gains or losses as we believe these are influenced by market conditions and other factors not related to underwriting decisions. We exclude corporate general and administrative expenses because these expenses are generally fixed and not incremental to or directly related to our underwriting operations. We believe all of these amounts are largely independent of our underwriting process and including them distorts the analysis of trends in our underwriting operations. Net underwriting income should not be viewed as a substitute for U.S. GAAP net income.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re’s assets are managed according to a value-oriented equity-focused strategy that complements the Company’s business goal of long-term growth in book value per share.

Contact:

Investor Relations:
Garrett Edson
ICR
(203) 682-8331
IR@greenlightre.ky

Public Relations/Media:
Mairi Mallon

Rein4ce
+44 (0)203 786 1160
mairi.mallon@rein4ce.co.uk

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2017 and December 31, 2016
(expressed in thousands of U.S. dollars, except per share and share amounts)

	June 30, 2017	December 31, 2016
	(unaudited)	(audited)
Assets
Investments
Debt instruments, trading, at fair value	$6,271	$22,473
Equity securities, trading, at fair value	1,053,640	844,001
Other investments, at fair value	138,190	156,063
Total investments	1,198,101	1,022,537
Cash and cash equivalents	41,661	39,858
Restricted cash and cash equivalents	1,352,839	1,202,651
Financial contracts receivable, at fair value	29,166	76,381
Reinsurance balances receivable	266,747	219,126
Loss and loss adjustment expenses recoverable	2,661	2,704
Deferred acquisition costs, net	78,216	61,022
Unearned premiums ceded	2,979	2,377
Notes receivable, net	33,627	33,734
Other assets	6,247	4,303
Total assets	$3,012,244	$2,664,693
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$878,714	$859,902
Financial contracts payable, at fair value	15,355	2,237
Due to prime brokers	543,559	319,830
Loss and loss adjustment expense reserves	359,355	306,641
Unearned premium reserves	277,349	222,527
Reinsurance balances payable	55,369	41,415
Funds withheld	7,031	5,927
Other liabilities	11,628	14,527
Performance compensation payable to related party	—	—
Total liabilities	2,148,360	1,773,006
Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 31,112,199 (2016: 31,111,432): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,895 (2016: 6,254,895))	3,737	3,737
Additional paid-in capital	500,682	500,337
Retained earnings	342,318	370,168
Shareholders’ equity attributable to shareholders	846,737	874,242
Non-controlling interest in joint venture	17,147	17,445
Total equity	863,884	891,687
Total liabilities and equity	$3,012,244	$2,664,693

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

For the three and six months ended June 30, 2017 and 2016
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended June 30		Six months ended June 30
	2017	2016	2017	2016
Revenues
Gross premiums written	$174,889	$92,237	$372,103	$259,029
Gross premiums ceded	(2,523)	(3,522)	(5,949)	(5,629)
Net premiums written	172,366	88,715	366,154	253,400
Change in net unearned premium reserves	(12,042)	36,867	(53,928)	10,294
Net premiums earned	160,324	125,582	312,226	263,694
Net investment income (loss)	(39,149)	(38,054)	(27,531)	(9,619)
Other income (expense), net	303	282	296	11
Total revenues	121,478	87,810	284,991	254,086
Expenses
Loss and loss adjustment expenses incurred, net	106,016	111,376	210,828	202,044
Acquisition costs, net	45,429	35,484	88,640	74,447
General and administrative expenses	6,347	4,994	13,090	11,993
Total expenses	157,792	151,854	312,558	288,484
Income (loss) before income tax	(36,314)	(64,044)	(27,567)	(34,398)
Income tax benefit	295	258	174	54
Net income (loss) including non-controlling interest	(36,019)	(63,786)	(27,393)	(34,344)
Loss (income) attributable to non-controlling interest in joint venture	550	791	298	18
Net income (loss)	$(35,469)	$(62,995)	$(27,095)	$(34,326)
Earnings (loss) per share
Basic	$(0.96)	$(1.69)	$(0.73)	$(0.92)
Diluted	$(0.96)	$(1.69)	$(0.73)	$(0.92)
Weighted average number of ordinary shares used in the determination of earnings and loss per share
Basic	37,025,703	37,281,392	37,009,539	37,194,428
Diluted	37,042,506	37,281,392	37,035,236	37,194,428

The following table provides the ratios for the six months ended June 30, 2017 and 2016:

	Six months ended June 30
		2017			2016
	Frequency	Severity	Total	Frequency	Severity	Total

Loss ratio	69.4%	36.0%	67.5%	76.7%	75.6%	76.6%
Acquisition cost ratio	28.4%	28.0%	28.4%	28.8%	22.0%	28.2%
Composite ratio	97.8%	64.0%	95.9%	105.5%	97.6%	104.8%
Underwriting expense ratio			2.6%			3.0%
Combined ratio			98.5%			107.8%